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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of First Bank System, Inc. and First Interstate Bancorp that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 33-64447) and Prospectus of First Bank System, Inc. for the registration of 207,480,000 shares of its common stock and 1,750,000 shares of its preferred stock and to the incorporation by reference therein of our report dated January 16, 1995, with respect to the consolidated financial statements of First Interstate Bancorp included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.



                                          /s/ ERNST & YOUNG LLP



Los Angeles, California
December 29, 1995